Exhibit 99.2(N)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2 No. 333-222968).

We also consent to the incorporation of our report dated May 4, 2018 with respect to the financial statements of the American Beacon Sound Point Enhanced Income Fund as of and for the period ended April 16, 2018 included in the Registration Statement filed with the Securities and Exchange Commission.

Dallas, Texas
June 27, 2018